Exhibit 99.2

NOTICE OF REDEMPTION

TO THE HOLDERS OF

$250,000,000 5.750% Senior Notes due 2015 (the “Notes”) of

Hyatt Hotels Corporation (the “Company”)

CUSIP NUMBERS: 448579AA0* and U44845AA0*

NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of August 14, 2009 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated August 14, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association (the “Trustee”) that pursuant to Section 3.03 of the Base Indenture, Section 2.10 of the First Supplemental Indenture and paragraph 11 of the Notes, the Company intends to redeem in full $250,000,000 aggregate principal amount of the Notes outstanding on May 10, 2013 (the “Redemption Date”) at a price (the “Redemption Price”) of $281,189,097.22, which, as calculated by the Quotation Agent (as defined in the Indenture), is equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the Redemption Date to August 15, 2015 (except for accrued but unpaid interest) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Indenture), plus 50 basis points, plus accrued but unpaid interest on the Notes to, but not including, the Redemption Date.

The Redemption Price will become due and payable on the Redemption Date, and, unless the Company defaults in making such redemption payment or the Paying Agent (as defined in the Indenture) is prohibited from making such payment pursuant to the terms of the Indenture, from and after said date, interest will cease to accrue and be payable on the Notes redeemed. Payment of the Redemption Price will be made only upon presentation and surrender of the Notes at the principal office of the Paying Agent as set forth below.

The Notes should be surrendered to the undersigned Trustee, as Paying Agent, at its corporate trust office, as follows:

Wells Fargo Bank, National Association

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A.	(For Eligible Institutions only):
12th Floor – Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479	For Information or Confirmation by
Telephone: (800) 344-5128, Option 0
Attn. Bondholder Communications

By: Hyatt Hotels Corporation

Dated: April 15, 2013

NOTICE

Under U.S. federal income tax law, the Paying Agent or other withholding agent may be required to withhold 28% of payments made to Holders who present their Notes for redemption and who fail to furnish the Paying Agent or other withholding agent with their taxpayer identification number and other required certifications. The required certifications generally may be made to the Paying Agent or other withholding agent on an IRS Form W-9 or an appropriate IRS Form W-8, as applicable, which should be completed and submitted with the surrendered Notes. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

*	No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained in any notice of redemption or exchange.